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Exhibit 10.2

EMPLOYMENT AGREEMENT

        This Employment Agreement is made as of July 11, 2006 by and between Ellora Energy, Inc., a Delaware corporation (the "Company"), and T. Scott Martin (the "Executive"). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company's 2006 Stock Incentive Plan (the "Plan").

Agreement

        In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Employment.    Subject to the terms and conditions set forth in this Agreement, the Company offers and the Executive hereby accepts employment, subject to and effective as of the date hereof (the "Effective Date").

        2.    Term.    The Executive shall be employed hereunder for a 24 month period commencing on the Effective Date and ending on the second anniversary thereof, or until such earlier date that his employment terminates pursuant to Section 5 hereof. The term of the Executive's employment under this Agreement is hereinafter referred to as the "Term".

        3.    Capacity and Performance.

          3.1    Office.    The Executive shall serve the Company in the position of President and Chief Executive Officer. While serving as President and Chief Executive Officer and except as otherwise provided in this Agreement, the Executive shall be subject to the direction of, and shall have such other powers, duties and responsibilities as may from time to time be prescribed by, the Company's Board of Directors (the "Board").

          3.2    Duties and Responsibilities.    The Executive shall be responsible for managing the overall operations of the Company.

          3.3    Performance.

            3.3.1  During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge (faithfully, diligently and to the best of his ability) the duties and responsibilities on behalf of the Company as set forth in Section 3.2 above, and, subject to the provisions of Section 3.2, such additional duties and responsibilities as may be reasonably designated from time to time by the Board. During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder.

            3.3.2  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except such activities to which the Board may provide advance consent, which consent shall not be unreasonably withheld.

        4.    Compensation and Benefits.    As compensation for all services performed by the Executive under this Agreement (subject to Section 5 hereof and performance by the Executive of his duties and obligations to the Company, pursuant to this Agreement or otherwise), the Executive shall be entitled to the following:

          4.1    Base Salary; Bonuses.    During the Term, the Company shall pay, or cause to be paid, to the Executive a salary of $341,000 per year, payable in accordance with the payroll practices of the Company for its executives. Such salary is hereinafter referred to as the "Base Salary". The

  Company shall review Executive's compensation package no less frequently than annually, and may in its reasonable discretion increase the salary and other compensation paid or provided to Executive. Annually the Executive shall also receive a bonus in an amount determined by Board or the Compensation Committee of the Board.

          4.2    Options and Option Shares.    The Company shall grant to the Executive, pursuant to the Plan, options to purchase shares of Company Common Stock as set forth on Exhibit A. The options granted to the Executive as contemplated hereby will vest and become exercisable according to the schedule and on the terms set forth in Exhibit A of this Agreement, and will be subject to the other terms and conditions in the Stock Option Agreement between the Executive and the Company (the "Stock Option Agreement") and in the Plan. If a conflict exists between the terms of this Agreement and the Stock Option Agreement and/or the Plan, this Agreement shall control.

          4.3    Vacations.    During the Term, the Executive shall be entitled to four weeks of paid vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive in his reasonable discretion. The Executive may accumulate or carry over from one calendar year to another any unused, accrued vacation time. Upon the termination of this Agreement or Executive's employment for any reason and at any time, the Company shall pay Executive the value of his accrued, unused vacation time.

          4.4    Other Benefits and Perquisites.    During the Term and subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in all employee benefit plans from time to time adopted by the Board and in effect for executives of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the reasonable discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate. In addition, if at any time the Company discontinues life, health and disability insurance for its executives generally, then the Company will make available to, and will pay for, such coverage (on terms substantially equivalent to those in effect immediately prior to such termination) for the remainder of the Term for the Executive. The Executive shall also be entitled to all perquisites made available by the Company to any similarly situated executive employee and shall receive a one-time payment of up to $5,000 as reimbursement of tax and estate planning expenses.

          4.5    Business Expenses.    The Company shall pay or reimburse the Executive for all reasonable business expenses (including, without limitation, reimbursement of reasonable travel expenses) incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy established by the Company from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time or as otherwise required by law.

          4.6    Sick leave and Holidays.    Executive shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to the Company's executive and management employees.

          4.7    Severance.    In the event the Executive's employment with the Company is terminated as set forth in Section 5.4 (by the Company other than for Cause) or in Section 5.5 (by the Executive for breach or Good Reason) prior to the end of the Term, then upon the Executive's execution of a legal release in a form equivalent to the reasonable standards for such a release that includes a final, complete and enforceable release of all claims that the Executive has or may have against the Company relating to or arising out of his employment and/or the termination thereof, the Company shall pay Executive the compensation and other benefits set forth in this Section 4.7

  (collectively, the "Separation Benefits"). The cash portion of such compensation shall be paid in a lump sum, less legally required withholdings, within ten business days following the Separation Date. Executive shall have no obligation to mitigate in relation to the Separation Benefits, nor shall the Company be entitled to any offset in relation to the Separation Benefits arising from other Employment or business activities in which Executive may engage. The Separation Benefits shall consist of:

            4.7.1  all Base Salary and accrued, unused vacation pay earned but unpaid through the Separation Date;

            4.7.2  one year of Base Salary (at the rate applicable at the Separation Date); and

            4.7.3  reimbursement of any outstanding travel or other out-of-pocket expenses incurred by Executive in doing business on behalf of the Company but unpaid through the Separation Date.

  The provisions of this Section 4.7 shall not apply in the event the Executive's employment with the Company is terminated as set forth in Section 5.1 (retirement or death), Section 5.2 (disability), Section 5.3 (by the Company for Cause), or Section 5.6 (by the Executive for other than breach or Good Reason). If Executive dies after the Company terminates this Agreement other than for Cause or Executive terminates this Agreement for Good Reason but before all payments hereunder have been made, all remaining payments shall be made to a single beneficiary designated on or about the Separation Date (and in the absence of such designation, in the manner provided by law at the time of his death).

        5.    Termination of Employment and Severance Benefits.    Notwithstanding Section 2 hereof, the Executive's employment hereunder shall terminate prior to the end of the Term under the following circumstances:

          5.1    Death.    In the event of the Executive's death during the Term, the Executive's employment hereunder shall immediately and automatically terminate. The Company shall then pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his trust or estate:

            5.1.1  any Base Salary and accrued, unused vacation pay earned but unpaid through the date of such death; and

            5.1.2  reimbursement of any outstanding travel or other out-of-pocket expenses incurred in doing business on the Company's behalf.

          5.2    Disability.

            5.2.1  The Company may terminate the Executive's employment hereunder, upon notice to the Executive, in the event that the Executive becomes Disabled during his employment hereunder. "Disabled" shall mean any illness, injury, accident or condition of either a physical or psychological nature which, as a result, causes Executive to be unable to perform substantially all of his duties and responsibilities hereunder with or without reasonable accommodation for 180 consecutive days.

            5.2.2  The Board may designate another employee to act in the Executive's place during any period during which Executive is Disabled. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4.1, and shall continue to receive benefits in accordance with Section 4.4, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or until the termination of his employment, whichever shall first occur. During any period prior to the termination of Executive's employment with respect to which the Executive receives disability income benefits under any disability income plan maintained by the Company, the Company shall pay Executive the difference between such disability income benefits and Executive's then-current Base Salary.

            5.2.3  Except as otherwise provided in Section 5.2.2, above, while receiving disability income payments under any disability income plan maintained by the Company, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 (except with respect to periods prior to the commencement of such disability), but shall continue to participate in the Company's benefit plans in accordance with Section 4.4 and the terms of such plans.

            5.2.4  If any question shall arise as to whether during any period throughout the Term the Executive is Disabled, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, in order to determine whether the Executive is so Disabled. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board's reasonable determination of the issue shall be binding on the Executive.

          5.3    By the Company for Cause.    The Company may terminate the Executive's employment hereunder for Cause (defined in Section 12.1 below) at any time, provided that before terminating Executive's employment for Cause the Company shall provide written notice to the Executive setting forth in reasonable detail the nature of such Cause and enclosing all documents or other evidence that in the Company's judgment reflects or evidences such Cause, and thereafter shall permit Executive (and at Executive's option, Executive's counsel) a reasonable opportunity to appear before the Board for a hearing to determine whether Cause exists. If after that hearing the Company still desires to terminate Executive's employment for Cause, it shall provide to Executive a written a termination notice reaffirming the existence of Cause and explaining its reasoning in reasonable detail. In the event of any termination for Cause as provided in this Section, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than for (i) Base Salary and vacation pay earned but unpaid through the Separation Date and (ii) reimbursement of any outstanding travel and other out-of-pocket expenses incurred by Executive in doing business on behalf of the Company but unpaid through the Separation Date.

          5.4    By the Company other than for Cause.    The Company may terminate the Executive's employment hereunder other than for Cause at any time upon 60 days' notice to the Executive. In the event of such termination, then the Company shall provide Executive with the Separation Benefits specified in Section 4.7.

          5.5    By the Executive for Breach or Good Reason.    The Executive may terminate his employment hereunder in the event that the Company fails to perform, in any material respect, its obligations under this Agreement, including failure to pay the Executive any compensation when due, after written notice by the Executive to the Company setting forth in reasonable detail the nature of such breach if such breach remains uncured for a period of 30 days following such written notice to the Company. The Executive may also terminate his employment hereunder for Good Reason. "Good Reason" shall mean (i) a change in the Executive's reporting responsibilities such that the Executive reports to an individual or entity other than the Board; (ii) a material reduction in the responsibilities and/or job description of the Executive without the Executive's consent; (iii) a material reduction in the overall value of the Executive's compensation and benefits as specified in Sections 4.1 and 4.4 unless such reduction is generally and proportionately applicable to all senior officers of the Company; or (iv) a requirement by the Company that the

  Executive relocate to a location other than the Denver/Boulder metropolitan area. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive the Separation Benefits specified in Section 4.7 hereof.

          5.6    By the Executive Other than Upon Breach or Good Reason.    The Executive may terminate his employment hereunder at any time upon 60 days' notice to the Company. In the event of termination by the Executive pursuant to this Section 5.6, the Company may elect to waive the period of notice upon paying Executive the Base Salary that would have been payable to Executive in connection with Executive's performance of services during the notice period, and all other amounts payable under this Agreement. Upon the effective date of Executive's resignation pursuant to this Section 5.6, the Company shall have no further obligation or liability to the Executive relating to the Executive's employment hereunder, or the termination thereof, other than (i) payment to the Executive of his Base Salary and accrued, unused vacation pay for the remaining period of his employment with the Company and (ii) reimbursement to the Executive of any outstanding travel or other out-of-pocket expenses incurred by Executive in doing business on behalf of the Company but unpaid through the Separation Date.

        6.    Effect of Termination.    The provisions of this Section 6 shall apply in the event of termination of employment, pursuant to Section 2 or Section 5.

          6.1    Payment in Full.    Payment by the Company of any Base Salary and other amounts due under the applicable provisions of Sections 4 and 5, and contributions to the cost of the Executive's continued participation in the Company's plans that are expressly due the Executive under the applicable termination provisions of Sections 4 and 5, shall constitute the entire obligation of the Company to the Executive. Acceptance by the Executive of performance by the Company shall constitute full settlement of any claim that the Executive might otherwise assert against the Company, its subsidiaries or any of their respective shareholders, partners, directors, officers, employees or agents relating to such termination.

          6.2    Termination of Benefits.    Except for benefit plan participation continued pursuant to Section 5.2 hereof and any right of continuation of health coverage to the extent required by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment, without regard to any continuation of Base Salary or other payments to the Executive following such date of termination pursuant to Section 5.

          6.3    Survival of Certain Provisions.    Provisions of this Agreement shall survive any termination of employment if so provided herein, or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 4.7, 5.4 or 5.5 hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 4.7, 5.4 or 5.5, no compensation shall be earned after termination of employment.

        7.    Confidential Information; Intellectual Property.

          7.1    Confidentiality.    The Executive acknowledges that the Company and its subsidiaries continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its subsidiaries, and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its subsidiaries), or use for his own benefit or gain, or otherwise use in a manner adverse to the interests of the Company and its subsidiaries, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

          7.2    Return of Documents.    All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its subsidiaries, and any copies, in whole or in part, thereof ("Documents"), whether or not prepared by the Executive, and any and all equipment or other tangible personal property provided by the Company or its subsidiaries for the Executive's use ("Company Property") shall be the sole and exclusive property of the Company and its subsidiaries. The Executive shall safeguard all Documents and Company Property, and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all Company Property then in the Executive's possession or control.

          7.3    Assignment of Rights to Intellectual Property.    The Executive shall from time to time upon request promptly and fully disclose all Intellectual Property to the Company or any of its subsidiaries. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) reasonably requested by the Company in order to assign the Intellectual Property to the Company, and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable, patentable or similarly protectable works that the Executive creates shall be considered "work made for hire."

        8.    Agreement Not to Compete or Solicit.    Subject to the Company's compliance with its payment obligations to the Executive under this Agreement, the Executive agrees that during the Term and for a period of 12 months following the date of termination of this Agreement (the "Non-Solicitation Period"), he will not, directly or indirectly solicit, recruit, or otherwise seek to induce any employees of the Company or any of its subsidiaries to terminate their employment or violate any agreement with, or duty to, the Company or any of its subsidiaries.

        9.    Enforcement of Covenants.    The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company could be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements, subject to the provisions of Fed. R. Civ. P. 65 and/or any state analogue thereof. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

        10.    Conflicting Agreements; Indemnity by the Executive.    The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of him obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its subsidiaries any proprietary information of a third party without such party's consent.

        11.    Indemnity by the Company.    During and after the Term, the Company shall indemnify the Executive to the maximum extent provided in its then current charter or by-laws. The Company's charter or by-laws will contain indemnification provisions for officers and directors to the maximum extent permitted by law. In addition, to the extent that the Executive serves as an officer or director of any of the Company's subsidiaries, such subsidiary's charter or by-laws will contain indemnification provisions for officers and directors to the maximum extent permitted by law. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company, or his offices and positions with the Company or its subsidiaries.

        12.    Definitions.    Terms defined elsewhere in this Agreement are used herein as so defined. In addition, the following terms shall have the following meanings:

          12.1    Cause.    The following events or conditions shall constitute "Cause" for termination: (i) a material breach by the Executive of any of the provisions of this Agreement, which breach is not cured within a reasonable time (not exceeding 30 days) of notice thereof to the Executive, (ii) fraud or embezzlement by the Executive, (iii) conviction of, or plea of nolo contendere to, any felony that would create a material liability or material public embarrassment to the Company, or (iv) willful or intentional conduct by the Executive that subjects the Company to material liability.

          12.2    Change of Control.    "Change of Control" shall mean (i) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, the holders of the outstanding capital stock of the Company on the date hereof no longer own at least 51% of the outstanding capital stock of the Company, or (ii) any sale or other disposition (including without limitation by way of a merger or consolidation of the Company with another Person) of all or substantially all of the assets of the Company to another Person (the "Transferee") if, immediately after giving effect thereto, the holders of the outstanding capital stock of the Company on the date hereof do not own at least 51% of the outstanding capital stock of the Transferee. Notwithstanding the foregoing, a Change of Control shall not include a financing transaction approved by the board of directors of the Company.

          12.3    Confidential Information.    "Confidential Information" means any and all information of the Company and its subsidiaries that is not generally known by the public, including but not limited to any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its subsidiaries.

          12.4    ERISA.    "ERISA" means the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

          12.5    Intellectual Property.    "Intellectual Property" means all proprietary rights of any kind, including inventions, discoveries, developments, methods, processes, compositions, works, concepts, trademarks, copyrights, knowhow, trade secrets and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's employment that relate to either any business, venture or activity being conducted or known by the Executive to have been proposed to be conducted by the Company or its subsidiaries at any time during the Term, or any known prospective activity of the Company or any of its subsidiaries.

          12.6    Person.    "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

          12.7    Separation Date.    The "Separation Date" shall be the effective date of the termination of Executive's employment, for any reason and at any time, irrespective of the circumstances of such termination.

        13.    Withholding.    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

        14.    Miscellaneous.

          14.1    Assignment.    Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person so long as such other Person assumes all of Company's obligations under this Agreement, in which event such other Person shall be deemed the "Company" hereunder for all purposes. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

          14.2    Severability.    If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

          14.3    Waiver; Amendment.    No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.

          14.4    Notices.    Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or two (2) business days after being deposited in the United States mail, postage prepaid, registered or certified, and addressed

    (a) in the case of the Executive, to:

    T. Scott Martin
    7310 Island Circle
    Boulder, CO 80301

    or, (b) in the case of the Company, to:

    Ellora Energy, Inc.
    5480 Valmont, Suite 350
    Boulder, CO 80301

    or to such other address as either party may specify by notice to the other.

          14.5    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the terms and conditions of the Executive's employment and, except as otherwise provided herein, supersedes all prior communications, agreements and understandings, written or oral, with the Company or any of its predecessors with respect to the terms and conditions of the Executive's employment.

          14.6    Headings.    The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

          14.7    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

          14.8    Disputes.    Any action relating to, arising from or involving the application or construction of this Agreement may be brought at the plaintiff's option in the federal or state courts situated in the Denver/Boulder, Colorado metropolitan area. Each of the Company and the Executive, by its or his execution hereof, (i) hereby irrevocably submits to the jurisdiction of the such courts for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by the law of the forum state, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 14.4 hereof is reasonably calculated to give actual notice. In any such action the Court shall award the party that substantially prevails all costs and expenses incurred by that party in connection with the action, including reasonable attorneys' fees.

          14.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Colorado, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

        IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:
ELLORA ENERGY, INC.
By	/s/ JAMES R CASPERSON Name: James R. Casperson Title: CFO
THE EXECUTIVE:
/s/ T. SCOTT MARTIN Name: T. Scott Martin

EXHIBIT A

Stock Option Award

        In accordance with the terms set forth below and subject to the Company's 2006 Stock Incentive Plan (the "Plan") and the Stock Option Agreement between the Executive and the Company (the "Stock Option Agreement"), the Executive will be granted options to purchase a total of            shares of Common Stock (the "Options"), all of which will have an exercise price of $    per share.

        Subject to the exceptions set forth below, these Options shall vest in accordance with the following schedule:

        In accordance with the Plan, the foregoing options will be incentive stock options. Subject to any prior termination of options in accordance with their terms, the vesting schedule for options will be subject to acceleration in certain events as specified below and in the Stock Option Agreement. As set forth in Section 4.2, if a conflict exists between the terms of this Agreement and the Stock Option Agreement and/or the Plan, this Agreement shall control.

  Major Transactions

        (1)    Change of Control.    In the event of a Change of Control, all Options awarded under this Agreement and any options subsequently awarded to the Executive by the Company shall vest immediately prior to the transaction resulting in the Change of Control.

        (2)    Merger or Sale.    In the event that the Company or any parent company of the Company merges with another company or is acquired by another company and such transaction does not constitute a Change of Control, then the treatment of the Options shall be governed by Section 15.2 of the Plan.

  Termination of Employment

        Vesting.    The treatment of the Executive's unvested and vested options upon a termination of the Executive's employment shall be governed by Section 7.4 of the Plan, unless otherwise specified in this Agreement.

        Other relevant terms and conditions are as set forth in the Stock Option Agreement and the Plan attached hereto.

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  Exhibit 10.2
EMPLOYMENT AGREEMENT